PROSPECTUS SUPPLEMENT DATED JANUARY 14, 2000

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 10, 1998)



                                  33,545 SHARES



                             KEYSTONE PROPERTY TRUST

                                  COMMON SHARES

                               -------------------

         Keystone Property Trust is a real estate investment trust engaged in the ownership, acquisition, management and development of industrial and office properties.

         We are offering to sell an aggregate of 33,545 common shares at a price of $14.50 per share, par value $.001 per share, with this prospectus supplement directly to those persons listed under "Plan of Distribution." Our common shares are listed for trading on the American Stock Exchange under the symbol "KTR." On January 13, 2000, the last reported sale of our common shares on the American Stock Exchange was $14.75 per share.

     INVESTING IN OUR COMMON SHARES INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS.

                              -------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              -------------------



           The date of this prospectus supplement is January 14, 2000

                               TABLE OF CONTENTS

                                                                            Page
                             PROSPECTUS SUPPLEMENT

USE OF PROCEEDS................................................................1
PLAN OF DISTRIBUTION...........................................................1
DESCRIPTION OF CAPITAL STOCK...................................................1
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.....................................12

                                   PROSPECTUS

WHERE YOU CAN FIND MORE INFORMATION............................................2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE................................2
FORWARD-LOOKING INFORMATION....................................................3
RISK FACTORS...................................................................4
THE COMPANY...................................................................10
USE OF PROCEEDS...............................................................10
RATIO OF EARNINGS TO FIXED CHARGES............................................11
DESCRIPTION OF CAPITAL STOCK..................................................11
DESCRIPTION OF DEPOSITARY SHARES..............................................17
METHOD OF SALE................................................................20
FEDERAL INCOME TAX CONSIDERATIONS.............................................21
LEGAL MATTERS.................................................................29
EXPERTS.......................................................................30

                                USE OF PROCEEDS

         We estimate that we will receive net proceeds from this offering of approximately $461,000.00, after deducting estimated expenses. We will use the proceeds from the sale of the common stock for general corporate purposes including working capital and funding acquisitions.

                              PLAN OF DISTRIBUTION

         We are selling an aggregate of 33,545 common  shares  directly to David
F. McBride, Tanya McBride, Timothy McBride, Mary V. DeKorte, Joan H. McBride, Terence A. McBride, Michael X. McBride, Mark J. McBride, Sheila McBride James,
J. Nevins McBride, Jr., W. Peter McBride, Kathryn Kruckel and Moira Murphy at a purchase price of $14.50 per share. David F. McBride is the Chairman of our Board of Trustees and is one of our principal shareholders. The remaining purchasers are members of the McBride family.

                          DESCRIPTION OF CAPITAL STOCK

         IN ADDITION TO THE INFORMATION BELOW, YOU SHOULD ALSO READ THE INFORMATION CONTAINED UNDER THE HEADING "DESCRIPTION OF CAPITAL STOCK" BEGINNING ON PAGE 11 IN THE ACCOMPANYING PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. HOWEVER, IF THE INFORMATION SET FORTH BELOW DIFFERS FROM THE INFORMATION SET FORTH IN THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION SET FORTH BELOW.

GENERAL

         Under our Declaration of Trust, the interest of the shareholders is divided into sixty five million shares of beneficial interest, $.001 par value per share, which shall be known collectively as ("shares"). Currently, 59,200,000 shares are classified as common shares, $.001 par value per share, 800,000 shares are classified as Series A Convertible Preferred Stock, $.001 par value per share (the "Series A Preferred Shares"), 4,200,000 shares are classified as Series B Convertible Preferred Stock, $.001 par value (the "Series B Preferred Shares") and 800,000 shares are classified as Series C Convertible Preferred Stock, $.001 par value per share (the "Series C Preferred Shares"). The common shares are listed on the American Stock Exchange under the symbol "KTR." Our board of trustees may classify and reclassify any unissued shares of capital shares by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital shares subject to the rights of the holders of Series A, Series B and Series C Preferred Shares described below.

         As general  partner of our operating  partnership,  Keystone  Operating
Partnership, L.P., we may authorize the creation of one or more series of preferred OP Units having such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such OP Units as we may determine subject to the rights of the holders of Series B, Series C and Series D Convertible Preferred Units described below. We also may authorize the issuance of additional common OP Units on such terms and conditions as we may determine.

         The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company.

COMMON SHARES

         The holders of common shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees. Except for the voting rights of the holders of Series A, Series B and Series C Preferred Shares described below, rights provided in any Articles Supplementary adopted by our board of trustees with respect to any future series of preferred shares or as otherwise required by law, the holders of common shares possess all voting power. Our board of trustees is divided into three classes. The three classes have staggered terms of office so that the terms of office of trustees of only one class expires at each annual meeting of shareholders. The trustees of each class are elected for three year terms and until his or her successor is elected and duly qualified or until his or her earlier death, resignation or removal. Our

Declaration of Trust does not provide for cumulative voting in the election of trustees. Subject to any preferential rights of any outstanding series of preferred shares including the Series A, Series B and Series C Preferred Shares, the holders of shares of common shares are entitled to such dividends as may be declared from time to time by our board of trustees from funds available therefor and upon liquidation are entitled to receive pro rata all assets of our company available for distribution to such holders. All shares of common shares outstanding are fully paid and non-assessable, and the holders thereof have no preemptive rights under our Declaration of Trust. However, under an agreement pursuant to which certain institutional holders (for whom Morgan Stanley Asset Management Inc. acts as agent) purchased common shares, if we propose to issue common shares for cash, these institutional holders have the right to purchase, on the same terms, up to an amount of the securities such that, upon consummation of the proposed issuance, such holders would hold the same percentage of our common shares as such holders held immediately prior to such issuance. Holders of our Series A Preferred Shares have similar rights as described below under "Preferred Shares--Terms of Series A Convertible Preferred Shares--Preemptive Rights" below.

PREFERRED SHARES

         Under our Declaration of Trust, our board of trustees is authorized to provide for the issuance of preferred shares in one or more series, to establish the number of shares in each series and to fix the terms of each series. Our board of trustees could authorize the issuance of additional preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then market price of such common shares.

     TERMS OF SERIES A CONVERTIBLE PREFERRED SHARES

         We currently have 800,000 Shares classified as Series A Preferred Shares issued and outstanding. The Series A Preferred Shares have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series A Preferred Shares are not entitled to vote. The affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by holders of outstanding Series A Preferred Shares is required to authorize or increase the number of shares of a class senior to the Series A Preferred Shares or to authorize any amendment to our Declaration of Trust that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series A Preferred Shares. If and whenever dividends on any Series A Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), the number of trustees then constituting our board of trustees shall be increased by one and the holders of Series A Preferred Shares, voting as a single class, will be entitled to nominate and vote for the election of the additional trustee.

         DIVIDENDS. Holders of Series A Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common shares and any other shares ranking junior to the Series A Preferred Shares, when, as and if declared by our board of trustees out of funds legally available for that purpose, at the rate of the greater of (i) $2.25 per share per year or (ii) an amount per share equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to the number of shares of common shares into which each Series A Preferred Share is then convertible. Such dividends are cumulative from the date of issuance of the Series A Preferred Shares and compound quarterly at a rate of 9% per annum.

         LIQUIDATION. In the event of any (i) liquidation, dissolution or winding-up of our affairs, (ii) consolidation or merger which results in a change in control of our company, or (iii) sale or transfer of all or substantially all of our assets other than to an affiliate (each a "Liquidation Event"), the holders of Series A Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our shareholders, before distributions are made to holders of our common shares or any other shares ranking junior to the Series A Preferred Shares as to liquidating distributions, the greater of (i) (A) a liquidation preference equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into common shares immediately prior to such liquidation, sale or merger. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be an issuer of senior unsecured debt securities or preferred stock rated investment grade and that has common equity securities with an average daily trading volume of $2,475,000 over the prior 30 trading days, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If there is a Liquidation Event after December 15, 2003, the liquidation premium will be equal to the redemption premium set forth in the following paragraph.

         REDEMPTION. We may not redeem Series A Preferred Shares prior to December 15, 2003. On or after December 15, 2003, we may redeem for cash all, but not less than all, of the outstanding Series A Preferred Shares at a price per share equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:


                                                                                      REDEMPTION PREMIUM
                                                                                      AS A PERCENTAGE OF
         REDEMPTION DATE                                                            LIQUIDATION PREFERENCE
         From December 15, 2003
           through and including December 14, 2004..........................                 4.5%

         From December 15, 2004
           through and including December 14, 2005..........................                3.375%

         From December 15, 2005
           through and including December 14, 2006..........................                 2.25%

         From December 15, 2006
           through and including December 14, 2007..........................                1.125%

         Thereafter.........................................................                  0%


         CONVERSION. Each Series A Preferred Share is convertible at any time into the number of common shares obtained by dividing the aggregate liquidation preference (which is $25.00 per share) of such Series A Preferred Shares by the conversion price (which is $16.50 per share). The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares, the issuance of rights, options or warrants to holders of our common shares entitling them to purchase common shares at a price less than their current market value or any action affecting our common shares that in the opinion of our board of trustees would materially adversely affect the conversion rights of the holders of Series A Preferred Shares.

         RIGHTS UPON CERTAIN TRANSACTIONS. We may not enter into certain transactions in which our common shares are converted into the right to receive securities or other property (including cash), unless each Series A Preferred Share that is not redeemed or converted into the right to receive securities or other property will be converted into the securities or other property that would have been received if such Series A Preferred Shares were converted into common shares immediately prior to the transaction. We may not agree to enter into such a transaction unless provisions are made that enable holders of Series A Preferred Shares that remain outstanding after the transaction to convert their shares into the consideration received by holders of common shares at the conversion price in effect immediately prior to the transaction. Furthermore, in the event of a consolidation or merger with an unaffiliated entity in which our company is not the surviving entity, the holders of Series A Preferred Shares may require us to make provision for the Series A Preferred Shares in accordance with the immediately preceding sentences unless we redeem all of the Series A Preferred Shares for an amount equal to the liquidation preference, plus a redemption premium of 10% of the liquidation preference.

         PREEMPTIVE RIGHTS. If we propose to issue for cash either common shares or securities convertible into common shares (with the exception of limited partner interests in our operating partnership), we must give each holder of Series A Preferred Shares the right to purchase, on the same terms, up to an amount of our common shares or other securities issued so that, upon consummation of the proposed issuance, such holder would hold the same percentage of our common shares that it held immediately prior to the proposed issuance (assuming conversion to common shares of all Series A Preferred Shares held by such holder).

TERMS OF SERIES B CONVERTIBLE PREFERRED SHARES

         The Series B Preferred Shares will have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series B Preferred Shares are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series B Preferred Shares is required to authorize or increase the number of shares of another class ranking senior to the Series B Preferred Shares or to authorize an amendment to our Declaration of Trust that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series B Preferred Shares. If and whenever (i) dividends on any Series B Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), (ii) we breach certain fixed charge coverage ratios, (iii) our aggregate dividends declared or paid on our common shares and preferred shares from the issue date of any Series B Preferred Shares exceeds our cumulative funds from operations plus capital gains not included in our funds from operation from such issue date or (iv) we breach any covenant granted to holders of future series of our preferred shares that restricts the total amount of our indebtedness and preferred shares to a specified percentage of the value or our assets or real estate, the number of trustees then constituting our board of trustees shall be increased by one and the holders of Series B Preferred Shares, voting as a single class, will be entitled to nominate and vote for the election of the additional trustee.

         DIVIDENDS. Holders of Series B Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common shares, and any other shares ranking junior to the Series B Preferred Shares, when, as and if declared by our board of trustees out of funds legally available for that purpose, at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to our common shares exceeds a rate of $1.56 (subject to adjustment) per share per year. Such dividends shall be cumulative from the date of issuance of the Series B Preferred Shares and shall compound at a rate per annum equal to 9.75%.

         LIQUIDATION. In the event of any (i) liquidation, dissolution or winding-up of our affairs, (ii) consolidation or merger which results in a change in control of our company, or (iii) sale or transfer of all or substantially all of our assets other than to an affiliate (each a "Liquidation Event"), the holders of Series B Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our shareholders, before distributions are made to holders of our common shares or any other shares ranking junior to the Series B Preferred Shares as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into common shares immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred shares rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

         REDEMPTION. We may redeem for cash, at any time, all or part of the outstanding Series B Preferred Shares. On or before the fifth anniversary of the date of issuance of the shares we may redeem the shares for cash at a redemption price per share equal to the amount necessary to produce a 17% internal rate of return. After the fifth anniversary of the date of issuance, we may redeem for cash the shares at a redemption price equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:

                                                                                       REDEMPTION PREMIUM
                                                                                       AS A PERCENTAGE OF
         REDEMPTION DATE                                                             LIQUIDATION PREFERENCE
         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance.........             4.825%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance.......              3.62%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance........              2.41%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance.........              1.21%

         Thereafter.............................................................               0%

If we call less than all the Series B Preferred Shares for redemption, shares will be redeemed pro rata on the basis of the number of shares owned. In the event of a change in control in which the surviving entity does not have or may not have senior unsecured indebtedness or preferred stock rated investment grade, each holder of Series B Preferred Shares shall have the right to require us to redeem all, but not less than all, outstanding Series B Preferred Shares owned by such holder for an amount per share equal to the liquidation preference plus a premium equal to 10% of the liquidation preference.

         CONVERSION. Each holder of Series B Preferred Shares has the right, at his or her option, at any time and from time to time, to convert such shares into the number of common shares obtained by dividing the aggregate liquidation preference (which is $25.00 per share) of such Series B Preferred Shares by the conversion price (which is $16.00 per share). The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares or any action affecting our common shares that in the opinion of our board of trustees would materially adversely affect the conversion rights of the holders of Series B Preferred Shares.

TERMS OF SERIES C CONVERTIBLE PREFERRED SHARES

         The Series C Preferred Shares have the following terms:

         VOTING RIGHTS. Except in certain limited circumstance and as required by applicable law, the Series C Preferred Shares are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by the holders of the Series C Preferred Shares is required to authorize or increase the number of shares of a class senior to, or on parity with the Series C Preferred Shares or to authorize an amendment to our Declaration of Trust that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series C Preferred Shares.

         DIVIDENDS. The holders of Series C Preferred Shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common shares and any other shares ranking junior to the Series C Preferred Shares, when, as and if authorized and declared by our board of trustees out of funds legally available for that purpose, cumulative dividends payable quarterly in cash at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to one share of our common shares exceeds a rate of $1.54 (subject to adjustment) per year multiplied by the conversion ratio then in effect for the Series C Preferred Shares. Such dividends shall be cumulative from the date of issuance of the Series C Preferred Shares and compound quarterly at a rate of 9.75% per annum.

         LIQUIDATION. In the event of any Liquidation Event, the holders of Series C Preferred Shares will be entitled to receive, out of our assets legally available for distribution to our shareholders, before distributions are made to holders of our common shares or any other shares ranking junior to the Series C Preferred Shares as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into shares of common shares immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred stock rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event, the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

         REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series C Preferred Shares, we may redeem for cash all or part of the outstanding Series C Preferred Shares at a price per share equal to the liquidation preference (which is $25.00 per share) plus a redemption premium as set forth in the following table:

                                                                                    REDEMPTION PREMIUM AS
                                                                                       A PERCENTAGE OF
         REDEMPTION DATE                                                           LIQUIDATION PREFERENCE

         From the fifth anniversary of the date of issuance
           to and including the sixth anniversary of the date of issuance.......            4.75%

         From the sixth anniversary of the date of issuance
           to and including the seventh anniversary of the date of issuance.....           3.5625%

         From the seventh anniversary of the date of issuance
           to and including the eighth anniversary of the date of issuance......           2.375%

         From the eighth anniversary of the date of issuance
         to and including the ninth anniversary of the date of issuance.........           1.1875%

         Thereafter.............................................................             0%


If we call less than all of the outstanding Series C Preferred Shares for redemption, shares will be redeemed pro rata in proportion to the number shares owned.

         CONVERSION. Each holder of Series C Preferred Shares may at any time convert such shares into the number of our common shares obtained by dividing the aggregate liquidation preference (which is $25.00 per share) of such Series C Preferred Shares by the conversion price (which is $15.75 per share). The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares, the granting of rights, options or warrants to holders of our common shares entitling them to purchase common shares at a price less than their current market value or any action affecting our common shares that in the opinion of our board of trustees would materially adversely affect the conversion rights of the holders of Series C Preferred Shares.

OP UNITS

         Our operating partnership has, common OP Units and six series of convertible preferred OP Units outstanding (Series A, B, C, D, E and F) which are convertible into our common shares. The following is a description of the common OP Units and each series of preferred OP Units.

COMMON UNITS

         Each common OP Unit may be converted by the holder into one common shares (subject to certain anti-dilution provisions), or in certain cases, at our option, the cash value of one common share.

SERIES A CONVERTIBLE PREFERRED UNITS

         We currently hold all of the outstanding Series A Convertible Preferred Units. Each of these OP Units has a liquidation and dividend preference identical to the preference of one Series A Convertible Preferred Share. Upon the conversion or redemption of Series A Convertible Preferred Shares for common shares, we are required to convert an equal number of Series A Convertible Preferred Units into common OP Units.

SERIES B CONVERTIBLE PREFERRED UNITS

         The Series B Convertible Preferred Units have the following terms:

         VOTING RIGHTS. Except in limited circumstances and as required by applicable law, holders of Series B Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series B Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series B Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect any power, preference or special right of the holders of the Series B Convertible Preferred Units.

         DISTRIBUTIONS. Holders of Series B Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to cash distributions, payable on the operating partnership's common OP Units, and any other units ranking on a parity with or junior to the Series B Convertible Preferred Units, when, as and if declared by us, as general partner of the operating partnership, out of net operating cash flow at a rate of $2.375 per unit per year. Such cash distributions are cumulative from the date of issuance of the Series B Convertible Preferred Units and shall compound at a rate per annum equal to 9.50%.

         LIQUIDATION. In the event of any (a) dissolution or winding up of the operating partnership or us or (b) a sale or transfer of all or substantially all of the operating partnership's or our assets other than to an affiliate of the operating partnership or us, the holders of the Series B Convertible Preferred Units will be entitled to receive out of capital, surplus or earnings, before distributions are made to the holders of any of the operating partnership's common OP Units or any other units ranking junior to the Series B Convertible Preferred Units as to liquidation distributions an amount equal to $25.00 per Series B Convertible Preferred Unit and accrued and unpaid cash distributions.

         REDEMPTION. The operating partnership may redeem for cash all or part of the outstanding Series B Convertible Preferred Units at a price per unit equal to the liquidation preference (which is $25.00 per unit) plus accrued and unpaid cash distributions. Upon notice from the operating partnership of its intention to redeem the Series B Convertible Preferred Units, the holders of the Series B Convertible Preferred Units shall be entitled to convert such Series B Convertible Preferred Units into common shares as described in the following paragraph.

         CONVERSION. Each Series B Convertible Preferred Unit of limited partnership interest in the Operating Partnership may be converted by the holder into the number of our Common Shares obtained by dividing the liquidation preference (which is $25.00 per unit) by the conversion price (which is $16.50 per unit). The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares.

SERIES C CONVERTIBLE PREFERRED UNITS

         The Series C Convertible Preferred Units will have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series C Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by holders of outstanding Series C Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series C Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series C Convertible Preferred Units.

         DISTRIBUTIONS. Holders of Series C Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to dividends payable on our common OP Units, and any other units ranking junior to the Series C Convertible Preferred Units, when, as and if declared by us, as general partner of the operating partnership, out of funds legally available for that purpose, at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to our common shares exceeds a rate of $1.56 (subject to adjustment) per share per year. Such dividends shall be cumulative from the date of issuance of the Series C Convertible Preferred Units and shall compound at a rate per annum equal to 9.75%.

         LIQUIDATION. In the event of any Liquidation Event involving the operating partnership or us, the holders of Series C Convertible Preferred Units will be entitled to receive, out of our assets legally available for distribution to our OP Unit holders, before distributions are made to holders of our common OP Units or any other units ranking junior to the Series C Convertible Preferred Units as to liquidation distributions, the greater of (i)
(A) a liquidation preference in an amount equal to the sum of $25.00 per unit and accrued and unpaid cash distribution plus (B) the applicable liquidation premium set forth below, or (ii) an amount per unit equal to the amount which would have been payable had each unit been converted into of common shares immediately prior to such Liquidation Event. If, on or prior to December 15, 2003, there is (i) a consolidation or merger which results in a change of control of the operating partnership or us and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred stock rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other Liquidation Event, the liquidation premium will be 10% of the liquidation preference. If, after December 15, 2003, there is a Liquidation Event the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

         REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series C Convertible Preferred Units, the operating partnership may redeem for cash or common OP Units (at the holder's option) all or part of the outstanding Series C Convertible Preferred Units price per unit equal to the liquidation preference (which is $25.00 per unit) plus a redemption premium as set forth in the following table:

                                                                                    REDEMPTION PREMIUM
                                                                                    AS A PERCENTAGE OF
         REDEMPTION DATE                                                          LIQUIDATION PREFERENCE
         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance.........          4.825%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance.......           3.62%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance........           2.41%

         From the eighth anniversary of the date of issuance                               1.21%



         to and including the ninth anniversary of the date of issuance.........

         Thereafter.............................................................            0%


If we call less than all the Series C Convertible Preferred Units for redemption, units will be redeemed pro rata on the basis of the number of units owned. In the event of a change in control in which the surviving entity does not have or may not have senior unsecured indebtedness or preferred stock rated investment grade, each holder of Series C Convertible Preferred Units shall have the right to require us to redeem all, but not less than all, outstanding Series C Convertible Preferred Units owned by such holder for an amount per unit equal to the liquidation preference plus a premium equal to 10% of the liquidation preference.

         In the event a holder of the Series C Convertible Preferred Units elects to receive common OP Units, the holder will be entitled to receive the amount of common OP Units equal to the liquidation preference divided by the current market price of our common shares.

         CONVERSION. Each Series C Convertible Preferred Unit of limited partnership interest in the Operating Partnership may be converted by the holder into (a) at the election of the holder, (1) the number of our Common Shares obtained by dividing the liquidation preference (which is $25.00 per unit) by the conversion price (which is $16.00 per unit) or (2) the number of shares of our Series B Convertible Preferred Stock identical to the number of Series C Preferred OP Units being converted; or if the Operating Partnership elects to give cash instead of our Common Shares or Series B Convertible Preferred Stock,
(b) the amount of cash obtained by multiplying the current market price per share of our Common Shares by a fraction, the numerator of which is the liquidation preference and the denominator of which is the conversion price. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares or any action affecting our common shares that in our opinion would materially adversely affect the conversion rights of the holders of Series C Convertible Preferred Units.

SERIES D CONVERTIBLE PREFERRED UNITS

         The Series D Convertible Preferred Units have the following terms:

         VOTING RIGHTS. Except in certain limited circumstances and as required by applicable law, holders of Series D Convertible Preferred Units are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by the holders of outstanding Series D Convertible Preferred Units is required to authorize or increase the number of units of another class ranking senior to the Series D Convertible Preferred Units or to authorize an amendment to the operating partnership's partnership agreement that would materially and adversely affect any power, preference or special right of the holders of the Series D Convertible Preferred Unit.

         DISTRIBUTIONS. Holders of Series D Convertible Preferred Units are entitled to cumulative cash distributions, payable quarterly and in preference to cash distributions on the operating partnership's common OP Units and any other units ranking junior to the Series D Convertible Preferred Units, when, as and if declared by us, in our capacity as general partner of the operating partnership, out of funds legally available for that purpose, at the rate of the greater of (a) $2.25 per unit per year or (b) an amount per unit equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of common shares into which each Series D Convertible Preferred Unit is then convertible. However, on and after the ten year anniversary of the date of issuance of the Series D Convertible Preferred Units, the holders of the Series D Convertible Preferred Units shall be entitled to receive a cash distribution in an amount equal to the greater of (x) $4.50 per unit per year or
(y) an amount per unit equal to the aggregate annual amount of cash dividends paid or payable, if any, with respect to that number of common shares into which each Series D Convertible Preferred Unit is then convertible. Such cash distributions shall be cumulative from the date of issuance of the Series D Convertible Preferred Units and compound quarterly at a rate per annum equal to
(1) on or prior to the tenth anniversary of the date of issuance of the Series D Convertible Preferred Units, 9% or (2) after the tenth anniversary of date of issuance of the Series D Convertible Preferred Units, 18%.

         LIQUIDATION. In the event of any (a) dissolution or winding up of the operating partnership or us or (b) sale or transfer of all or substantially all of the operating partnership's or our assets other than to an affiliate of either the operating partnership or us or (c) a consolidation or merger of the operating partnership or us with and into one or more entities which are not affiliates of the operating partnership or us which could result in a change in control, the holders of the Series D Convertible Preferred Units will be entitled to receive out of capital, surplus or earnings, before distributions are made to the holders of any of the operating partnership's common OP Units or any other units ranking junior to the Series D Convertible Preferred Units as to liquidation distributions an amount equal to the greater of (i)(a) a liquidation preference in an amount equal to the sum of $25.00 per unit and accrued and unpaid cash distributions plus (b) the applicable liquidation premium set forth below, or (ii) an amount per unit equal to the amount which would have been payable had each Series D Convertible Preferred Unit been converted into common shares immediately prior to such liquidation, sale or merger. The liquidation premium referenced above shall mean (x) on or prior to the fifth anniversary of the date of the issuance of the Series D Convertible Preferred Units, an amount equal to 10% of the liquidation preference, or (y) after the fifth anniversary of the date of the issuance of the Series D Convertible Preferred Units, an amount equal to the redemption premium which will be payable on the Series D Convertible Preferred Units if such units were called for redemption by us, as general partner of the Operating partnership.

         REDEMPTION. At any time following the fifth anniversary of the date of issuance of the Series D Convertible Preferred Units, the operating partnership may redeem for cash all, but not less than all, of the outstanding Series D Convertible Preferred Units at a price per unit equal to the liquidation preference (which is $25.00 per unit) plus a redemption premium as set forth in the following table:

                                                                                    REDEMPTION PREMIUM
                                                                                    AS A PERCENTAGE OF
          REDEMPTION DATE                                                          LIQUIDATION PREFERENCE
         From the fifth anniversary of the date of issuance
         to and including the sixth anniversary of the date of issuance.........           4.5%

         From the sixth anniversary of the date of issuance
         to and including the seventh anniversary of the date of issuance.......          3.375%

         From the seventh anniversary of the date of issuance
         to and including the eighth anniversary of the date of issuance........           2.25%

         Thereafter.............................................................            0%


         CONVERSION. Each Series D Convertible Preferred Unit of limited partnership interest in the Operating Partnership may be converted by the holder into (a) at the election of the holder, the number of our Common Shares or OP Units obtained by dividing the liquidation preference (which is $25.00 per unit) by the conversion price (which is $16.00 per unit); or if the Operating Partnership elects to give cash instead of our Common Shares or OP Units, (b) the amount of cash obtained by multiplying the current market price per share of our Common Shares by a fraction, the numerator of which is the liquidation preference and the denominator of which is the conversion price. With each such exchange, our percentage interest in the Operating Partnership will increase. The conversion price is subject to adjustment upon certain events such as the combination or subdivision of our Common shares or the issuance by us of certain rights, options or warrants to all holders of our common shares under certain circumstances.

SERIES E CONVERTIBLE PREFERRED UNITS

         We currently hold all of the outstanding Series E Convertible Preferred Units. Each of these OP Units has a liquidation and dividend preference identical to the preference of one Series C Convertible Preferred Share. Upon the conversion or redemption of Series C Convertible Preferred Shares for common shares, we will be required to convert an equal number of Series E Convertible Preferred Units for common OP Units.

SERIES F CONVERTIBLE PREFERRED UNITS

         We currently hold all of the outstanding Series F Convertible Preferred Units. Each of these OP Units has a liquidation and dividend preference identical to the preference of one Series C Convertible Preferred Share. Upon the conversion or redemption of shares of Series C Convertible Preferred Shares for common shares, we will be required to convert and equal number of Series F Convertible Preferred Units for common OP Units.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion of certain federal income tax considerations that may be relevant to a U.S. person who holds common stock, is based on current law, and is not intended and should not be construed as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all prospective U.S. shareholders and does not discuss all of the aspects of federal income taxation that may be relevant to a prospective U.S. shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws. This discussion supplements and supersedes (to the extent inconsistent therewith) the discussion set forth in the accompanying prospectus under the heading "Federal Income Tax Considerations."

         EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF SHAREHOLDERS; CAPITAL GAINS AND LOSSES.

         The maximum marginal individual federal income tax rate is currently 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than one year is 25% to the extent of prior deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses.

POTENTIAL LEGISLATIVE ACTION REGARDING REITS.

         On February 2, 1999, the Clinton Administration released a summary of its proposed budget plan and on August 5, 1999 the Taxpayer Refund and Relief Act of 1999 was approved by Congress, both of which contained several provisions affecting REITs. One such provision of the Taxpayer Refund and Relief Act of 1999, if enacted in its present form, would (subject to certain grandfather rules) prohibit a REIT from holding securities representing more than 10% of the value of all classes of stock of a corporation, other than a qualified REIT subsidiary or another REIT. However, REITs would, subject to certain limitations, be allowed to hold "taxable REIT subsidiaries" which would be subject to full corporate level taxation. Under such provision, we would be allowed to combine or convert our existing share interest in the Management Company into a "taxable REIT subsidiary" or continue to hold such interest subject to certain transition rules. If we did not elect to convert the Management Company to a taxable REIT subsidiary, such provision, if enacted in its present form, may limit the future activities and growth of the Management Company. No prediction can be made as to whether such legislation or any other legislation affecting REITs will be enacted and the impact of any such legislation on our operations.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 10, 1998

PROSPECTUS
----------

                   AMERICAN REAL ESTATE INVESTMENT CORPORATION
                                  $500,000,000
                                  COMMON STOCK
                                 PREFERRED STOCK
                                       AND
                                DEPOSITARY SHARES

                             -----------------------

     We may from time to time offer our Common Stock, Preferred Stock (which may be issued in one or more series), or depositary shares representing shares of Preferred Stock ("Depositary Shares")(together, "Securities") at an aggregate initial offering price which will not exceed $500,000,000. We may offer Securities from time to time in amounts, at prices and on terms which will be determined at the time of sale. Offerings may be of particular Securities or of units consisting of two or more types of Securities. We may sell Securities to or through underwriters, through agents or directly to purchasers.

     The terms of particular Securities will be described in a Prospectus Supplement which will accompany this Prospectus, and may be described in a term sheet which precedes the Prospectus Supplement. A Prospectus Supplement relating to a series of Preferred Stock will describe, to the extent applicable, its title, the maximum number of shares, the liquidation preference per share, dividend rights (which may be fixed or participating and may be cumulative or non-cumulative), voting rights, conversion rights, redemption provisions and sinking fund or purchase fund requirements, as well as any other material terms. A Prospectus Supplement relating to Depositary Shares will describe, to the extent applicable, the fractional share of Preferred Stock represented by each Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve our status as a real estate investment trust ("REIT") for federal income tax purposes. The applicable Prospectus Supplement will also contain information, where applicable, about all material federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     Each Prospectus Supplement will also contain the names of the underwriters or agents, if any, through which the Securities to which it relates will be sold, the proposed amounts, if any, to be purchased by underwriters, and the compensation, if any, of those underwriters or agents, the initial public offering price, information about securities exchanges or automated quotation systems on which the Securities will be listed or traded and any other material information about the offering and sale of the Securities. We may not sell any Securities without delivering the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR SECURITIES.

     -----------------------------------------------------------------------
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities, and they have not determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     -----------------------------------------------------------------------

                             -----------------------

                      The date of this Prospectus is , 1998

     THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE FILED A REGISTRATION STATEMENT RELATING TO THESE SECURITIES WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT SELL THESE SECURITIES NOR MAY WE ACCEPT ANY OFFERS TO BUY THESE SECURITIES PRIOR TO THE TIME

THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER OFFER TO SELL OR AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER OR SALE IS NOT PERMITTED.

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE APPLICABLE PROSPECTUS SUPPLEMENT. IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR BY ANY AGENT, UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT, AND NO PROSPECTUS SUPPLEMENT WILL, CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR THAT PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE OF SECURITIES WILL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS CORRECT AT ANY TIME AFTER ITS DATE.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith we file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy those reports, proxy statements and other information which we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of that information from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including American Real Estate Investment Corporation, that file electronically with the SEC. You may access the SEC's web site at http://www.sec.gov. Our Common Stock is listed on the American Stock Exchange. You may also read our reports, proxy statements and other information which we file at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

         We have filed with the SEC a Registration Statement on Form S-3 (together with any amendments or supplements, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus is a part of the Registration Statement. This Prospectus does not contain all the information contained in the Registration Statement, because we have omitted certain parts of the Registration Statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the Registration Statement, which you may read and copy at, or obtain from, the SEC or the American Stock Exchange in the manner described above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We incorporate by reference into this Prospectus the following documents which we previously filed with the Commission under the File Number 1-12514:

          (a) our Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

          (b) our Quarterly Report on Form 10-Q for the calendar quarter ended March 31, 1998;

          (c) our Current Report on Form 8-K dated January 23, 1998, our Current Report on Form 8-K/A dated February 24, 1998, our Current Reports on Form 8-K dated April 10, 1998 and May 15, 1998, our Current Report on Form 8-K/A dated June 10, 1998 and our Current Report on Form 8-K dated July 7, 1998;

          (d) the description of our Common Stock contained in our Registration Statement on Form 8-A filed on August 24, 1994 (including any amendments or reports filed for the purpose of updating such description); and

          (e) all other reports we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act since December 31, 1997.

     When we file documents in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this Prospectus and the time we file a post-effective amendment to the Registration Statement of which this Prospectus is a part saying all the securities which are the subject of that Registration Statement have been sold or deregistering any securities which have not been sold, the documents we file will be incorporated into this Prospectus and will be a part of it beginning on the date the documents are filed. If any document which we file changes anything said in this Prospectus or in an earlier document which is incorporated into this Prospectus, the later document will modify or supersede what is said in this Prospectus or the earlier document.

     We will provide, without charge, at the written or oral request of anyone to whom this Prospectus is delivered, copies of the documents incorporated by reference in this Prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to:
American Real Estate Investment Corporation, 620 W. Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania 19462, Attention: Investor Relations (Telephone:
(610) 834-7950).

                           FORWARD-LOOKING INFORMATION

     Certain information both included and incorporated by reference in this Prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for properties in our current and proposed market areas and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

                                  RISK FACTORS

     BEFORE YOU INVEST IN OUR SECURITIES, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW AND ANY THAT WE MAY DESCRIBE IN A PROSPECTUS SUPPLEMENT. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS (AND ANY IN THE APPLICABLE PROSPECTUS SUPPLEMENT) TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT BEFORE YOU DECIDE TO PURCHASE OUR SECURITIES. THIS SECTION INCLUDES OR REFERS TO CERTAIN FORWARD-LOOKING STATEMENTS; YOU SHOULD REFER TO THE EXPLANATION OF THE QUALIFICATIONS AND LIMITATIONS ON SUCH FORWARD-LOOKING STATEMENTS DISCUSSED ON PAGE 3.

     THERE ARE RISKS ASSOCIATED WITH THE ACQUISITION OF NEW PROPERTIES, WHICH MAY ADVERSELY AFFECT THE VALUE OF OUR SECURITIES AND OUR ABILITY TO PAY DIVIDENDS TO OUR STOCKHOLDERS

     We have recently experienced and we may continue to experience rapid growth through the acquisition of additional office and industrial properties. Our ability to manage our growth effectively requires us to integrate successfully our new acquisitions into our existing management structure. Properties which we acquire typically have no operating history under our management and such properties may have characteristics or deficiencies unknown to us which affect their valuation or revenue potential. The operating performance of these properties may decline under our management. A decline in the operating performance of these properties will adversely affect our operating results and funds from operations, which could adversely impact the price of our Securities and the amount of dividends we will be able to pay.

     We  currently  plan to  continue  acquiring  properties  to the  extent  we consider appropriate. Our success in this area depends on many factors, including the ability to successfully (i) identify properties which meet our criteria, (ii) negotiate acceptable price and terms with the seller and (iii) close on such properties. Also, we plan to finance our future acquisitions through debt offerings, equity offerings, other debt financing or any combination thereof. By using existing credit facilities or other short-term debt for such activities, we may not be able to secure financing in the future or financing on equally favorable terms. By using other debt to finance such activities, we will be subject to risks normally associated with debt financing. See "--Our Financial Performance and Value are Subject to Risks Associated with the Real Estate Industry That Could Adversely Affect Our Financial Condition--Debt financing may have an adverse effect on our cash flow and dividends" below. By using equity to finance such activities, we may dilute your current interest in our company. Accordingly, our acquisition activities may have an adverse effect on our financial performance and ability to pay dividends to our stockholders.

THERE ARE RISKS ASSOCIATED WITH OUR ENTRY INTO NEW MARKETS

     We currently intend to continue to seek expansion of our operations into additional new markets other than Northern New Jersey, Eastern Pennsylvania and Upstate New York. In determining whether to enter a new market, we consider, among other factors, demographics, job growth, employment, real estate fundamentals, competition and other related matters. We cannot assure you that we will be successful in our efforts to identify new markets, or that once we identify new markets, that we will be able to successfully acquire properties in those markets and achieve favorable operating results from properties acquired in those markets.

WE DEPEND ON THE PERFORMANCE OF OUR PRIMARY MARKETS, AND CHANGES IN SUCH MARKETS MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION

     Most of our properties are currently located in Northern New Jersey, Eastern Pennsylvania and Upstate New York. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect our operations or cash available for dividends. Our financial performance and our ability to pay dividends to our stockholders will be particularly sensitive to the economic conditions in those markets.

Our revenues and the value of our properties may be adversely affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of or reduced demand for office and industrial properties. These factors, when and if they occur in the area in which our properties are located, would adversely affect our ability to pay dividends to our stockholders.

OUR STOCKHOLDERS' ABILITY TO AFFECT A CHANGE IN CONTROL OF OUR COMPANY IS LIMITED, WHICH MAY NOT BE IN OUR STOCKHOLDERS' BEST INTERESTS

     OUR OWNERSHIP LIMIT MAY NOT BE IN OUR STOCKHOLDERS' BEST INTERESTS. For us to maintain our qualification as a REIT for federal income tax purposes, not more than 50% of the value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each taxable year after 1993. Our Amended and Restated Articles of Incorporation (the "Charter") includes certain restrictions regarding transfers of shares of our capital stock and ownership limits that are intended to assist us in satisfying such limitations. Such restrictions and limits may not be adequate in all cases, however, to prevent the transfer of shares of our capital stock in violation of the ownership limitations. The ownership limit discussed above may have the effect of delaying, deferring or preventing someone from taking control of our company, even though such a change of control could involve a premium price for your shares of Common Stock or otherwise be in our stockholders' best interests. See "Description of Capital Stock--Restrictions on Transfer" on page 16.

     OUR STAGGERED BOARD MAY NOT BE IN OUR STOCKHOLDERS' BEST INTERESTS. Our Board of Directors is divided into three classes, with the members of each class serving a three-year term. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to affect a change in control of our company, even if such a tender offer or change of control would be in our stockholders' best interests.

     FUTURE ISSUANCES OF COMMON STOCK OR SECURITIES CONVERTIBLE INTO COMMON STOCK MAY DILUTE YOUR INTEREST IN OUR COMPANY. Our Charter authorizes our Board of Directors to issue additional shares of Common Stock without stockholder approval. Additionally, each limited partnership interest (the "OP Units") in American Real Estate Investment, L.P. (the "Operating Partnership") may be redeemed by the holder for one share of Common Stock (subject to certain anti-dilution provisions), or, at our option, the cash value of one share of Common Stock. Such an issuance of, or redemption for, Common Stock could have the effect of diluting your existing interest in our company.

     ISSUANCES OF PREFERRED STOCK MAY PREVENT A CHANGE OF CONTROL THAT WOULD BE IN OUR STOCKHOLDERS' BEST INTEREST. The Board of Directors is authorized by our Charter to establish and issue one or more series of preferred stock without stockholder approval. Establishing a series of preferred stock could make more difficult a change of control of our company that would be in your best interest.

     THE CONCENTRATION OF OWNERSHIP OF OUR CAPITAL STOCK MAY NOT BE IN OUR STOCKHOLDERS' BEST INTEREST. Our officers and directors as a group currently beneficially own 37.8% of our company (assuming the conversion to Common Stock of all OP Units and the conversion of outstanding warrants to purchase OP Units and Common Stock). In addition, certain other investors currently own a significant amount of our capital stock. Although we feel this ownership is beneficial in aligning the interest of officers and directors with that of the other shareholders, this may enable the officers and directors to exercise substantial influence over the management of our company and on the outcome of any matters submitted to a vote of our stockholders. The concentration of beneficial ownership of our company may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our capital stock at a premium over the market price of our capital stock and may adversely affect the market price of our capital stock. Certain Directors and Officers Who Own OP Units May Be Affected Differently Than Our Stockholders as a Result of the Sale of, or Reduction of Mortgage Debt on, Certain of the Properties.

CERTAIN OF OUR DIRECTORS AND OFFICERS OWN OP UNITS AND AS SUCH, MAY FACE DIFFERENT AND MORE ADVERSE TAX CONSEQUENCES THAN WILL YOU IF WE SELL OR REDUCE OUR MORTGAGE INDEBTEDNESS ON CERTAIN OF OUR PROPERTIES.

     Those individuals may, therefore, have different objectives than you regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt. Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to you.

WE HAVE AGREED NOT TO SELL CERTAIN OF OUR PROPERTIES.

     We have agreed with the sellers of certain of our properties not to sell certain properties for a period of time ranging from one to ten years in any transaction that would trigger taxable income, subject to certain exceptions. Some of these agreements are with current officers and directors of our company. In addition, we may enter into similar agreements with future sellers of properties. These agreements generally provide that we may dispose of these properties in transactions that qualify as tax-free exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Therefore, we may be precluded from selling certain properties other than in transactions that would qualify as tax-free exchanges for federal income tax purposes, even if it would be in your best interest to do so.

OUR FINANCIAL PERFORMANCE AND VALUE ARE SUBJECT TO RISKS ASSOCIATED WITH THE REAL ESTATE INDUSTRY THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION

     GENERAL. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend upon the amount of income generated and expenses incurred. If properties do not generate income sufficient to meet operating expenses, including debt service and capital expenditures, the owner's income and ability to pay dividends will be adversely affected. An owner's income from properties may be adversely affected by a variety of factors, including the general economic climate, local conditions, such as oversupply of the particular category of real estate owned or controlled by the owner, or reduction in demand for any such properties, competition from properties owned by others, or the ability of the owner to provide adequate facilities maintenance, services and amenities. With respect to office and industrial properties, maintaining income at desired levels can be affected by a number of factors, including the ability to locate desirable replacements for key tenants at attractive rent levels following expiration of leases, and the costs of reletting and providing tenant improvements required to attract and maintain attractive tenants at desirable rentals.

     Often, increased operating costs, including real estate taxes, insurance and maintenance costs, do not decline when circumstances cause a reduction in income from a property. If a property is mortgaged to secure payment of indebtedness, and the owner is unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

     WE DEPEND ON OUR MAJOR TENANTS. Substantially all of our income is and will continue to be derived from rental income on our properties and, consequently, our distributable cash flow and ability to pay expected dividends to stockholders would be adversely affected if a significant number of our tenants failed to meet their lease obligations. At May 30, 1998, our ten largest tenants represented approximately 49.9% of our industrial and office properties' annualized rental income. At any time, a tenant at any of our properties may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant's lease and thereby cause a reduction in our cash flow and the amounts available for dividends to our stockholders. We cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, our cash flow and the amounts available for dividends to you may be adversely affected.

     WE COMPETE WITH OTHER OWNERS AND OPERATORS OF PROPERTIES. All of our properties are located in well-developed market areas. There are numerous other office and industrial properties and real estate companies (including other REITs) within the market area of each of our properties which will compete with us for tenants and for development and acquisition opportunities. The number of competitive properties and real estate companies in such areas could have a material effect on our operations, our ability to rent our properties and the rents which we charge, and our development and acquisition opportunities. We compete for tenants and acquisitions with others who may have greater resources than us. We will continue to experience strong competition in pursuing development and acquisition opportunities.

     DEBT FINANCING MAY HAVE AN ADVERSE EFFECT ON OUR CASH FLOW AND OUR ABILITY TO PAY DIVIDENDS. None of our Charter, By-laws or investment policies contain any limitation on the amount of aggregate indebtedness which we may incur and no stockholder approval is required for us to incur additional indebtedness. Accordingly, our management and Board of Directors will have discretion to incur such amounts of aggregate indebtedness as they determine. We may seek additional debt financing to fund future acquisitions. We will be subject to risks normally associated with debt financing, including the risk that our cash flow will be insufficient to pay dividends at expected levels and meet required payments of principal and interest, the risk that indebtedness on our properties (which will not have been fully amortized at maturity in all cases) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. Some of our properties are or may be mortgaged to secure payments on our indebtedness. Certain other properties are secured by debt which is cross-collateralized and cross-defaulted. As of the date of this Prospectus, our mortgage debt totaled approximately $144.7 million (or 97.5% of our total indebtedness), $38.8 million or approximately 26.8% of which constituted borrowings under our $150 million secured credit facility (the "Credit Facility") which currently bears interest at the London Interbank
Offered Rate (LIBOR) plus 1.625%. On July 10, 1998, there was $38.8 million outstanding under our Credit Facility. In the future, we may increase our borrowings under the Credit Facility for new acquisitions, capital improvements, new development projects and for general working capital purposes. Such variable rate debt creates higher debt service requirements if market interest rates increase, which could adversely affect our cash flow and the amounts of cash available for dividends to you.

     When a property or properties are mortgaged to secure payment of indebtedness and we are unable to meet mortgage payments, including amounts due at maturity or on default, the property could be foreclosed upon by or otherwise transferred to the mortgagee resulting in a loss of income and asset value. Based on the market price for our Common Stock at the close of business on July 9, 1998, our indebtedness is equal to approximately 41.0% of our total market capitalization on that date (assuming the conversion to Common Stock of all outstanding OP Units other than those which we own). If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as the issuance of new equity or debt, we expect that our cash flow would not be sufficient in all years to pay dividends at expected levels and to repay all maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase, which would adversely affect our cash flow and the amounts available for dividends to you.

     THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITION, REDEVELOPMENT, DEVELOPMENT AND CONSTRUCTION ACTIVITIES. We intend to acquire office and industrial properties to the extent that they can be acquired on advantageous terms and meet our investment criteria. Acquisitions of office and industrial properties entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

     We intend to consider future investments in the redevelopment, development and construction of office and industrial buildings in accordance with our growth policies. Risks associated with our redevelopment, development and construction activities may include: abandonment of redevelopment or development opportunities; construction costs of a property exceeding original estimates, possibly making the property unprofitable; occupancy rates and rents at a newly renovated or completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for redevelopment or development of a property; and permanent financing may not be available on favorable terms to replace a short-term construction loan and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new redevelopment or development activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Redevelopment or development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations.

     WE MAY NOT BE ABLE TO RENEW LEASES OR TO RELET SPACE. We are and will continue to be subject to the risk that upon expiration of leases for space located in our properties, the leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. We have estimated expenditures for 1998 and 1999 for renovation and reletting expenses, which are intended to take into consideration our views of both the current and expected business conditions in the appropriate markets, but we cannot assure you that these estimates will be accurate. If we are unable to relet promptly or renew the leases for all or a substantial portion of any vacant space, if the rental rates upon such renewal or reletting were significantly lower than expected or if our cash available proves inadequate, then our cash flow and ability to pay expected dividends to you may be adversely affected.

     LIABILITY FOR  ENVIRONMENTAL  MATTERS COULD ADVERSELY  AFFECT OUR FINANCIAL
CONDITION. Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral and to lease the property. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of and exposure to hazardous substances, including asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. As the owner of our properties, we may be potentially liable for any such costs. Phase I environmental site assessments ("ESAs") have been obtained on all of our properties. The purpose of Phase I ESAs is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. For a number of the properties, the Phase I ESAs referenced prior Phase II ESAs obtained on such properties. Phase II ESAs generally involve more invasive procedures than Phase I ESAs, such as soil sampling and testing or the installation and monitoring of groundwater wells. The ESAs have not revealed any environmental condition, liability or compliance concern that we believe would have a material adverse affect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern. It is possible that the ESAs relating to any of the properties do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related ESA report was completed of which we are otherwise unaware. In addition, we cannot assure you that properties which we acquire in the future will not have any material environmental conditions.

FAILURE  TO  QUALIFY  AS  A  REIT  WOULD CAUSE  OUR COMPANY  TO  BE TAXED  AS  A
CORPORATION

     WE WILL BE TAXED AS A CORPORATION IF WE FAIL TO QUALIFY AS A REIT. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and operated in a manner that has enabled us to meet the requirements for qualification as a REIT for federal income tax purposes and we intend to continue to operate in such a manner. We have not requested, and we do not plan to request, a ruling from the Internal Revenue Service ("IRS") that we qualify as a REIT. However, we have received an opinion from the law firm of Rogers & Wells LLP that, based on certain assumptions and representations, we have been organized in a manner so as to qualify as a REIT under the Code and that our proposed method of operation will enable us to continue so qualify.

     You should be aware that opinions of counsel are not binding on the IRS or any court. Furthermore, the conclusions stated in the opinion are conditioned on, and our continued qualification as a REIT will depend on, our meeting various requirements imposed by the Code. Such requirements are discussed in more detail in "Federal Income Tax Considerations -- Taxation of the Company" on page 21.

     If we fail to qualify as a REIT, we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also could be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for the four taxable years following the year during which we were disqualified. Therefore, if we lost our REIT status, the funds available for dividends to you would be substantially reduced for each of the years involved. In addition, we would no longer be required to pay dividends to you.

     FAILURE TO MEET MINIMUM DISTRIBUTION REQUIREMENTS MAY ADVERSELY AFFECT US. To qualify as a REIT, we generally must distribute to our stockholders 95% of our net taxable income. Such annual distribution requirements limit the amount of cash we have available for other business purposes, including amounts to fund our growth and make payments on our debt. If we fail to meet these distribution requirements, we may be disqualified as a REIT and subject to certain income and excise taxes. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions we make with respect to any calendar year are less than the sum of (i) 85% of our REIT ordinary income for that year, (ii) 95% of our REIT capital gain net income for that year and
(iii) any  undistributed  taxable  income  from prior  years.  We intend to make distributions to our stockholders to comply with the 95% distribution requirement and to avoid the nondeductible excise tax. Differences in timing between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at our taxable income could require us, directly or indirectly through the Operating Partnership, to borrow funds on a short-term or long-term basis to meet the 95% distribution requirement and to avoid the nondeductible excise tax. See "Federal Income Tax Considerations -- Taxation of the Company -- Annual Distribution Requirements" on page 25.

     POTENTIAL LEGISLATIVE ACTION REGARDING REITS MAY ADVERSELY US. On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan which contained several proposals affecting REITs. One such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the value of all classes of stock of a corporation, other than a qualified REIT subsidiary or another REIT. If enacted in its present form, the proposal may limit the future activities and growth of American Real Estate Management Inc. (the "Management Company"). No prediction can be made as to whether such proposal or any other proposal affecting REITs will be enacted into legislation and the impact of any such legislation on our operations. See "Federal Income Tax Considerations -- Other Tax Considerations" on page 28.

     WE MAY BE SUBJECT TO OTHER TAX LIABILITIES. Even if we qualify as a REIT, we may be subject to certain federal, state and local taxes on our income and property that could reduce operating cash flow. See "Federal Income Tax Considerations -- Other Tax Considerations" on page 28.

FUTURE SALES OF OUR COMMON STOCK MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON STOCK

     Future sales of a substantial number of shares of our Common Stock may occur as a result of option holders exercising their rights to purchase our shares or by resale availability from registration rights (including with respect to OP Units redeemed for shares) or exemptions from registration. Such sales could adversely affect the prevailing market price for shares of our Common Stock.

TRANSFER RESTRICTIONS MAY MAKE IT MORE DIFFICULT TO SELL OUR CAPITAL STOCK

     Our Charter contains limitations on the ownership of our capital stock which may make it more difficult for you to sell our capital stock. See "Description of Capital Stock--Restrictions on Transfer" on page 26. We Depend on Key Personnel, the Loss of Whom Might Adversely Affect Our Performance

WE DEPEND ON THE EFFORTS OF OUR KEY PERSONNEL, PARTICULARLY JEFFREY E. KELTER, OUR PRESIDENT, AND DAVID F. MCBRIDE, OUR CHAIRMAN, AS WELL AS CERTAIN OTHER SENIOR MANAGEMENT. WHILE WE BELIEVE THAT, IF NECESSARY, WE COULD FIND REPLACEMENTS FOR THESE KEY PERSONNEL, THE LOSS OF THEIR SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

                                   THE COMPANY

     We are a self-administered, self-managed REIT engaged in the ownership, acquisition and development of industrial and office properties. At July 9, 1998, we owned a portfolio of 49 properties comprised of 30 industrial properties and 18 office properties containing an aggregate of 5.7 million square feet (the "Properties"), and one non-core property comprised of a community shopping center (we refer to the non-core property in this Prospectus as the "Non-Core Property"). The Properties are located principally in the mid-Atlantic and Northeastern United States and are 98% leased to 163 tenants.

     We conduct substantially all of our activities through, and substantially all of the Properties are held directly or indirectly by, the Operating Partnership. American Real Estate Investment Corporation is the sole general partner of the Operating Partnership and owns, at July 9, 1998, approximately 55.7% of the OP Units. The remaining OP Units are owned by limited partners of the Operating Partnership. Our officers and directors own approximately 38% of the outstanding OP Units as of July 9, 1998. Each OP Unit may be redeemed by the holder for one share of Common Stock (subject to certain anti-dilution provisions), or, at our option, the cash value of one share of Common Stock. With each such exchange, our percentage interest in the Operating Partnership will increase.

     Our Common Stock is listed on the American Stock Exchange under the symbol "REA."

     Our principal executive offices are located at 620 W. Germantown Pike, Suite 200, Plymouth Meeting, Pennsylvania 19462, Attention: Investor Relations (Telephone: (610) 834-7950). We also maintain regional offices in Franklin Lakes, New Jersey, Albany, New York and Allentown, Pennsylvania. Unless the context otherwise requires, all references to "we," "us" or "our company" refers to American Real Estate Investment Corporation and its subsidiaries, including the Operating Partnership.

                                 USE OF PROCEEDS

     Except as we may set forth in the applicable Prospectus Supplement, we intend to apply the net proceeds from the sale of Securities for the repayment of indebtedness outstanding from time to time, the financing of capital commitments, acquisitions and other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the most recent interim period and for each of the last five fiscal years are presented below:

                                                                                                      ALPINE AFFILIATES
                                                                          PERIOD FROM INCEPTION     (PREDECESSOR COMBINED)
      THREE MONTHS                                                         (NOVEMBER 10, 1993      PERIOD FROM JANUARY 1 TO
         ENDED                   FISCAL YEARS ENDED DECEMBER 31,             TO DECEMBER 31,              NOVEMBER 9,
     MARCH 31, 1998          1997       1996        1995        1994             1993                        1993
          1.94              0.10(a)     1.09       0.96(b)      1.24             2.11                        1.09

---------------------------------

(a) Earnings in 1997 were not adequate to cover fixed charges. The coverage deficiency was $2,868,000. Earnings included $3,203,000 of non-recurring charges associated with the buyout of certain employment agreements, options and warrants as a result of the reorganization of the Company on December 12, 1997. Had these charges not been incurred the ratio of earnings to fixed charges would have been 1.11 for 1997.
(b) Earnings in 1995 were not adequate to cover fixed charges. The coverage deficiency was $168,000.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before gains on sales of property, outside partners' minority interests in the income of the
Operating  Partnership  and  equity in  earnings  (losses)  from  unconsolidated investments. Fixed charges consist of interest expense, which include amortization of deferred financing costs. Earnings and fixed charges are based on the Company's proportionate share of unconsolidated investments earnings and fixed charges. There was no Preferred Stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and Preferred Stock dividends is identical to the ratio of earnings to fixed charges. If we issue Preferred Stock, the ratios of earnings to fixed charges and the ratio of earnings to combined fixed charges and Preferred Stock dividends will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      Under our Charter, the total number of shares of all classes of stock that we have authority to issue is 65,000,000, all of which are initially classified as shares of Common Stock, $.001 par value. Our Board of Directors may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock. No shares of Preferred Stock are outstanding or have been classified by our Board of Directors at the date of this Prospectus.

     The holders of Common Stock are entitled to one vote per share on all matters voted on by stockholders, including elections of Directors, and, except as otherwise required by law or provided in any Articles Supplementary adopted by the Board of Directors with respect to any series of Preferred Stock establishing the voting powers of such series, the holders of such shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of Directors. Subject to any preferential rights of any outstanding series of Preferred Stock, the holders of shares of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of our company available for distribution to such holders. All shares of Common Stock outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights. The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

PREFERRED STOCK

     GENERAL. No shares of Preferred Stock are outstanding at the date of this Prospectus. However, under the Charter, the Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares in each series and to fix the terms thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

     TERMS OF PREFERRED STOCK THAT WE MAY OFFER. The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and our By-laws and any articles supplementary to the Charter designating terms of a series of Preferred Stock (the "Articles Supplementary").

     Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including, to the extent applicable:

     (1)  the title of such Preferred Stock;

     (2) the number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

     (4) the date from which dividends on such Preferred Stock shall accumulate if applicable;

     (5)  the provision for a sinking fund, if any, for such Preferred Stock;

     (6)  the provision for redemption, if applicable, of such Preferred Stock;

     (7)  any listing of such Preferred Stock on any securities exchange;

     (8) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock or other capital stock, including the conversion price or rate (or manner of calculation thereof);

     (9)  any  other  specific   terms,  preferences,   rights,  limitations  or
          restrictions of such Preferred Stock, including voting rights, if any;

     (10) a discussion of federal income tax considerations applicable to such Preferred Stock;

     (11) the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

     (12) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company; and

     (13) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

     RANK. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank (i) senior to all classes or series of Common Stock and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company; (ii) on a parity with all of our equity securities, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company; and (iii) junior to all of our equity securities, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our company.

     DIVIDENDS. Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by the Board of Directors.

     Dividends on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any of our capital stock of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period, or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series that may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other dividend be declared or made upon the Common Stock or any other capital stock of our company ranking junior to or on a parity with the

Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of our company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other capital stock of our company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series that remain payable.

     REDEMPTION. If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The applicable Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that we shall redeem in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of our capital stock, the terms of such Preferred Stock may provide that if no such shares of capital stock shall have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of our capital stock pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or
(ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless
(i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, or (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire directly or indirectly any shares of such series of Preferred Stock (except by conversion into or exchange for our capital shares ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

     If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, we will determine the number of shares to be redeemed and we may redeem such shares pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner which we decide.

     We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on our stock transfer books. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If we have given notice of redemption of any Preferred Stock and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date, dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

     LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of our capital stock ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of each series of Preferred Stock shall be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of our remaining assets. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock ranking on parity with the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If we have made liquidating distributions in full to all holders of Preferred Stock, our remaining assets shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of our company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

     VOTING RIGHTS. Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, we will not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event we may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock; and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

     CONVERSION RIGHTS. The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or at our option, the events requiring an adjustment of the conversion price and the provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

     TRANSFER AGENT. The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

RESTRICTIONS ON TRANSFER

     For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and certain percentages of our gross income must be from particular activities. Because our Directors believe it is essential for us to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder (other than the McBride Family (as defined in the Charter) and Hudson Bay Partners II, L.P., and any other person who the Directors approve, at their option and in their discretion, provided that such approval will not result in the termination of our status as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than the lesser of 4.9% and the percentage obtained by dividing (i) 49.5% minus the McBride Family Excepted Holder Limit (as defined in the Charter) by (ii) two (the "Ownership Limit"), of the outstanding shares of Common Stock (in value or number of shares, whichever is more restrictive) and with respect to any class or series of Preferred Stock, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of Preferred Stock. The foregoing restrictions on transferability and ownership will not apply if the Directors determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If any purported transfer of shares would cause our shares to be beneficially owned by less than 100 persons, then such purported transfer shall be void ab initio and the intended transferee shall acquire no rights in such shares. If any transfer of shares occurs which, if effected, would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in our company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) otherwise result in our failure to qualify as a REIT, then the capital stock being transferred that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to our discovery that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limit in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of
(A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

     All certificates representing capital stock will bear a legend referring to the restrictions described above.

     Every owner of more than 1% (or such other percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock will be required to file a written notice with us containing the information specified in the Charter no later than January 30 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information as we may request in good faith in order to determine our status as a REIT.

     These ownership limitations may have the effect of precluding acquisition of control of our company unless the Directors determine that maintenance of REIT status is no longer in our best interests.

LIMITATION OF LIABILITY OF DIRECTORS

     The Charter provides that, to the fullest extent permitted by Maryland law, a Director or officer will not be personally liable for monetary damages to us or you.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Charter provides that we shall indemnify (i) our Directors and officers to the fullest extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by our Board or our By-laws and be permitted by law. The Charter provides that no amendment of the Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. We have a director and officer liability insurance policy with a $5,000,000 limit of liability and a company retention of $75,000 in the aggregate for each claim.

                        DESCRIPTION OF DEPOSITARY SHARES

     We may issue receipts ("Depositary Receipts") representing fractional interests in shares of a particular series of Preferred Stock ("Depositary Shares"). We will deposit the Preferred Stock of a series which is the subject of Depositary Shares with a depositary (the "Depositary"), which will hold that Preferred Stock for the benefit of the holders of the Depositary Shares, in accordance with a deposit agreement (each, a "Deposit Agreement") between us and the Depositary. The holders of Depositary Shares will be entitled to all the rights and preferences of the series of Preferred Stock to which the Depositary Shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that Preferred Stock..

     While the Deposit Agreement relating to a particular series of Preferred Stock may have provisions applicable solely to that series of Preferred Stock, all Deposit Agreements relating to our Preferred Stock will include the following provisions:

DIVIDENDS AND OTHER DISTRIBUTIONS

     Each time we pay a cash dividend or make any other type of cash distribution with regard to Preferred Stock of a series, the Depositary will distribute to the holder of record of each Depositary Share relating to that series of Preferred Stock an amount equal to the total dividend or other distribution received by the Depositary on the Preferred Stock of the series held by it divided by the total number of outstanding Depositary Shares relating to the series (which will be the same fraction of the dividend or other distribution paid per share of Preferred Stock that each Depositary Share is of a share of Preferred Stock). If there is a distribution of property other than cash, the Depositary either will distribute the property to the record holders of Depositary Shares in proportion to the Depositary Shares held by each of them, or the Depositary will, with our approval, sell the property and distribute the net proceeds from the sale to the record holders of the Depositary Shares in proportion to the Depositary Shares held by them.

WITHDRAWAL OF PREFERRED STOCK

     A holder of Depositary Shares will be entitled to receive, upon surrender of Depositary Receipts representing Depositary Shares, the number of whole or fractional shares of the applicable series of Preferred Stock, and any money or other property, to which the Depositary Shares relate.

REDEMPTION OF DEPOSITARY SHARES

     Whenever we redeem shares of Preferred Stock held by a Depositary, the Depositary will be required to redeem, on the same redemption date, Depositary Shares constituting, in total, the number of shares of Preferred Stock held by the Depositary which are redeemed, subject to the Depositary's receiving the redemption price of those shares of Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, we will select the Depositary Shares to be redeemed pro rata or by another method which we determine to be equitable and which preserves our status as a REIT.

     From and after the date fixed for redemption, all dividends in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any amounts payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Depositary.

VOTING

     Any time we send the holders of a series of Preferred Stock to which Depositary Shares relate a notice of meeting or other materials relating to a meeting of the holders of that series of Preferred Stock, we will provide the Depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable Depositary Shares on the record date for the meeting, and the Depositary will send those materials to the holders of record of the Depositary Shares on that record date. The Depositary will solicit voting instructions from holders of Depositary Shares and will vote or not vote the Preferred Stock to which the Depositary Shares relate in accordance with those instructions. A Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of such Depositary.

LIQUIDATION PREFERENCE

     Upon our liquidation, dissolution or winding up, whether voluntary or involuntary, the holder of each Depositary Share will be entitled to a fraction of the sum distributed to the holder of a share of the applicable series of Preferred Stock equal to the fraction of a share of that Preferred Stock represented by the Depositary Share.

CONVERSION

     If shares of a series of Preferred Stock are convertible into Common Stock or other securities or property of our company, holders of Depositary Shares relating to that series of Preferred Stock will, if they surrender Depositary Receipts representing Depositary Shares and give us appropriate instructions to convert them, receive the shares of Common Stock or other securities or property into which the number of shares (or fractions of shares) of Preferred Stock to which the Depositary Shares relate could at the time be converted.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

     A Deposit Agreement may be amended by agreement between us and the Depositary, except that an amendment which materially and adversely affects the rights of holders of Depositary Shares or would be materially and adversely inconsistent with the rights granted to the holders of the Preferred Stock to which they relate, must be approved by holders of at least two-thirds of the outstanding Depositary Shares. No amendment will impair the right of a holder of Depositary Shares to surrender the Depositary Receipts evidencing those Depositary Shares and receive the Preferred Stock to which they relate, except as required to comply with law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

     We may terminate a Deposit Agreement if such termination is necessary to preserve our REIT status or with the consent of holders of a majority of the Depositary Shares to which it relates. Upon termination of a Deposit Agreement, the Depositary will make the whole or fractional shares of Preferred Stock to which the Depositary Shares issued under the Deposit Agreement relate available to the holders of those Depositary Shares. We will agree that if a Deposit Agreement is terminated to preserve our REIT status, then we will use our best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange.

     A Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares to which it relates have been redeemed or converted or (ii) a final distribution upon liquidation, dissolution or winding up of our company has been made to the holders of the Depositary Shares issued under the Deposit Agreement.

MISCELLANEOUS

     There will be provisions (i) requiring the Depositary to forward to holders of record of Depositary Shares any reports or communications from us which are received by the Depositary with respect to the Preferred Stock to which the Depositary Shares relate, (ii) regarding compensation of the Depositary, (iii) regarding the removal or resignation of the Depositary, (iv) limiting our liability and the liability of the Depositary under the Deposit Agreement (usually to failure to act in good faith, gross negligence or wilful misconduct) and (v) indemnifying the Depositary against certain possible liabilities.

                                 METHOD OF SALE

     We may sell Securities through underwriters or dealers, or we may sell Securities directly to one or more purchasers (including our executive officers or other persons that may be deemed to be our affiliates) or through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement.

     We may effect the distribution of the Common Stock from time to time in one or more transactions (which may involve block transactions) on the American Stock Exchange or otherwise pursuant to and in accordance with the applicable rules of the American Stock Exchange, in the over-the-counter market, in negotiated transactions, or through the issuance of Preferred Stock convertible into Common Stock (whether such Preferred Stock is listed on a securities exchange or otherwise), or a combination of such methods of distribution, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters or agents may receive compensation from us or from purchasers of the Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of the Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable Prospectus Supplement.

     Unless we otherwise specify in the applicable Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the American Stock Exchange. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the American Stock Exchange, subject to official notice of issuance. We may elect to list any series of Preferred Stock on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the Securities may be entitled to indemnification against and contribution toward certain liabilities by us, including liabilities under the Securities Act.

     Underwriters, dealers and agents may be a tenant in one of our Properties and they may engage in transactions with us and they may perform services for us in the ordinary course of business.

     In order to comply with the securities laws of certain states, if applicable, the Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                        FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes the material federal income tax considerations that may be relevant to a U.S. person who holds Common Stock, is based on current law, and is not intended and should not be construed as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. In addition, this discussion is intended to address only those federal income tax considerations that are generally applicable to all prospective U.S. stockholders and does not discuss all of the aspects of federal income taxation that may be relevant to a prospective U.S. stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

     The statements and opinions in this discussion are based on current provisions of the Code, existing, temporary and currently proposed Treasury
Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes. In addition, we have not requested and do not plan to request any rulings from the IRS concerning our tax treatment or the tax treatment of the Operating Partnership. Accordingly, no assurance can be given that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by the courts if so challenged.

     THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. WE ADVISE EACH PROSPECTIVE PURCHASER OF COMMON STOCK TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF COMMON STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     GENERAL. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we have operated in a manner so as to qualify as a REIT or will continue to operate in a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, through periodic operating results, distribution levels, diversity of stock ownership and other qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. See "--Failure to Qualify" on page 25.

     In the opinion of Rogers & Wells LLP, our counsel ("Counsel"), commencing with our taxable year ended December 31, 1993, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation and that of the Operating Partnership will enable us to meet the requirements for qualification as a REIT. Counsel's opinion is based on various assumptions and is conditioned upon certain of our representations and the representations of the Operating Partnership as to factual matters. In addition, Counsel's opinion is based upon our factual representations concerning our business and properties, and the business and properties of the Operating Partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge our status. Moreover, such qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code. Counsel will not review our compliance with the various REIT qualification tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See "--Failure to Qualify" on page 25.

     The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

     So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our stockholders. This treatment substantially eliminates the "double taxation" (taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. If we do not qualify as a REIT, we would be taxed at rates applicable to corporations on all of our income, whether or not distributed to our stockholders. Even if we qualify as a REIT, we will be subject to federal income or excise tax as follows: (i) we will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains other than retained capital gains as discussed below; (ii) under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any; (iii) if we have (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income; (iv) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability; (vi) if we should fail to distribute with respect to each calendar year at least the sum of
(1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset in a taxable transaction during the 10-year period (the "Recognition Period") beginning on the date on which we acquired the asset (or we first qualified as a REIT), then pursuant to guidelines issued by the IRS, the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate.

     REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons;
(vii)  during the last half of each
taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

     We believe that we currently satisfy all conditions. In addition, our Charter includes restrictions regarding the transfer of our Common Stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (vi) and (vii) above. See "Description of Capital Stock--Restrictions on Transfer." In rendering its opinion that we are organized in conformity with the requirements for qualification as a REIT, Counsel is relying on our representation that ownership of our stock satisfies condition
(vii) and Counsel expresses no opinion as to whether the ownership restrictions contained in the Charter preclude us from failing to satisfy condition (vii) above. In addition, we intend to continue to comply with the Treasury Regulations requiring us to ascertain and maintain records which disclose the actual ownership of our shares. Although a failure to ascertain the actual ownership of our shares will not cause our disqualification as a REIT beginning with our taxable year ending December 31, 1998, a monetary fine may result.

     We may have one or more "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, any "qualified REIT subsidiary" of ours will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities and items of income, deduction and credit. Any "qualified REIT subsidiary" of ours will therefore not be subject to federal corporate income taxation, although such "qualified REIT subsidiary" may be subject to state or local taxation.

     In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as assets, liabilities and items of income of ours for purposes of applying the requirements described herein, provided that the Operating Partnership is treated as a partnership for federal income tax purposes. See "--Other Tax Considerations--Effect of Tax Status of the Operating Partnership on REIT Qualification" on page 28.

     INCOME TESTS. In order to qualify as a REIT, a company must satisfy three gross income requirements on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of its gross income (including gross income from prohibited transactions) for each taxable year. The Taxpayer Relief Act of 1997 (the "Taxpayer Relief Act") repealed the 30% gross income test for taxable years beginning after its enactment on August 5, 1997. Accordingly, the 30% gross income test no longer applies beginning with our taxable year ending December 31, 1998.

     Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received with respect to a property to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the REIT derives no income. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." The Taxpayer Relief Act provides a de minimis rule for non-customary services beginning with our taxable year ending December 31, 1998. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property."

     We do not anticipate charging rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We do not anticipate receiving more than a de minimis amount of rents from any Related Party Tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such property.

     We will provide certain services with respect to our Properties through the Operating Partnership, which is not an "independent contractor." However, we believe (and have represented to Counsel) that all of such services will be considered "usually or customarily rendered" in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the Properties as "rents from real property." In rendering its opinion on our ability to qualify as a REIT, Counsel is relying on such representations. In the case of any services that are not "usual and customary" under the foregoing rules, we will employ an "independent contractor" to provide such services.

     The Operating Partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. In particular, dividends received from the Management Company will not qualify under the 75% test. We believe, and have represented to Counsel, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

     If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources and nature of our income to our federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

     ASSET TESTS. At the close of each quarter of its taxable year, a REIT must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of its total assets must be represented by real estate assets (including (1) its allocable share of real estate assets held by partnerships in which it has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the REIT and held for not more than one year following the receipt of such proceeds), cash, cash items and government securities; (ii) not more than 25% of its total assets may be represented by securities other than those in the 75% asset class; and
(iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership or shares of a "qualified REIT subsidiary" or another REIT) owned by a REIT may not exceed 5% of the value of its total assets, and it may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership or securities of a "qualified REIT subsidiary" or another REIT).

     After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of increasing our interest in the Operating Partnership as a result of a merger, the exercise of Redemption Rights or an additional capital contribution of proceeds of an offering of shares of our stock), such failure may be cured by a disposition of sufficient nonqualifying assets within 30 days following the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and plan to take such other action within 30 days following the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

     ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as a REIT, a company is generally required to distribute to its stockholders at least 95% of its income each year. In addition, it will be subject to regular capital gains and ordinary corporate tax rates on undistributed income, and also may be subject to a 4% excise tax on undistributed income in certain events. We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements. In such circumstances, we may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

     Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a taxable year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

     FAILURE TO QUALIFY. If we fail to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to our stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may be eligible for the "dividends received deduction." In addition, our failure to qualify as a REIT would also substantially reduce the cash available for distributions to stockholders. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

TAXATION OF STOCKHOLDERS

     TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gains from the sale or exchange of a capital asset (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. If we designate any portion of a dividend as a capital gain dividend, a stockholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such stockholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of stock for the taxable year. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. We may elect to retain and pay income tax on any net long-term capital gain, in which case our domestic stockholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic stockholder would also receive a refundable tax credit for such stockholder's proportionate share of the tax paid by us on such retained capital gains and an increase in its basis in our stock in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by us. See "--Capital Gains and Losses" below.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the Common Stock is a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.

     In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and
(ii) the stockholder's adjusted basis of such Common Stock. Such gain or loss generally will constitute short-term capital gain or loss if the stockholder has not held such shares for more than one year and long-term capital gain or loss if the stockholder has held such shares for more than one year. See "--Capital Gains and Losses" below. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

     CAPITAL GAINS AND LOSSES. The maximum marginal individual federal income tax rate is 39.6%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than 18 months is 20%, and the maximum rate is reduced to 18% for assets acquired after December 31, 2000 and held for more than five years. For individuals, trusts and estates who would be subject to a maximum tax rate of 15%, the rate on net capital gains is reduced to 10%, and, effective for taxable years commencing after December 31, 2000, the rate is reduced to 8% for assets held for more than five years. The maximum rate for net capital gains attributable to the sale of depreciable real property held for more than 18 months is 25% to the extent of the deductions for depreciation (other than certain depreciation recapture taxable as ordinary income) with respect to such property. The maximum rate of capital gains tax for capital assets held more than one year but not more than 18 months is 28%. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     IRS Notice 97-64 provides temporary guidance with respect to the taxation of distributions by REITs that are designated as capital gain dividends. Pursuant to Notice 97-64, forthcoming Treasury Regulations will provide that capital gains allocated to a stockholder by us may be designated as a 20% rate gain distribution, a 25% rate gain distribution, or a 28% rate gain distribution. In determining the amounts which may be designated as each class of capital gains dividends, a REIT must calculate its net capital gains as if it were an individual subject to a marginal tax rate on oridinary income of 28%. Unless specifically designated otherwise by us, a distribution designated as a capital gain distribution is presumed to be a 28% rate gain distribution. If we elect to retain any net long-term capital gain, as discussed above, the undistributed long-term capital gains are considered to be designated as capital gain dividends for purposes of Notice 97-64. Furthermore, Notice 97-64 provides that designations of capital gain dividends made by us will only be effective to the extent that the distributions with respect to our different classes of stock are composed proportionately of ordinary and capital gain dividends.

     BACKUP WITHHOLDING. We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or
(ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The United States Treasury has issued final regulations on October 6, 1997 (the "Final Regulations") regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 2000, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Stock.

     In addition, we may be required to withhold a portion of capital gain dividends made to any stockholders which fail to certify their non-foreign status to us. See "--Taxation of Foreign Stockholders" below.

     TAXATION OF TAX-EXEMPT STOCKHOLDERS. Distributions that we make to a stockholder that is a tax-exempt entity will not constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of Common Stock with "acquisition indebtedness" within the meaning of the Code and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, under certain circumstances, qualified trusts that own more than 10% (by value) of our shares may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if we are a "pension-held REIT." The restrictions on ownership in our Charter should prevent us from being classified as a pension-held REIT.

     TAXATION OF FOREIGN STOCKHOLDERS. The rules governing the United States federal income taxation of the ownership and disposition of Common Stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a very limited summary of such rules. PROSPECTIVE NON-U.S. STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN SHARES, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

     Distributions that are not attributable to gain from sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends and taxed as ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions are, generally, subject to a withholding tax equal to 30% of the gross amount of the distribution, unless an applicable tax treaty reduces that tax. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the Non-U.S. Stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder otherwise would be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the stockholder is a foreign corporation).

     For withholding tax purposes, we are currently required to treat all distributions as if made out of our current or accumulated earnings and profits and thus intend to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Stockholder. Under the Final Regulations, generally effective for distributions on or after January 1, 2000, we would not be required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

     For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. We are required by the Code to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock will generally not be taxed under FIRPTA if we are a "domestically controlled REIT," defined generally as a REIT in which, at all times during a specified testing period, less than 50% in value of the stock was held directly or indirectly by foreign persons. We believe that we are a "domestically controlled REIT" and, therefore, the sale of Common Stock will not be subject to taxation under FIRPTA. However, because the Common Stock is publicly traded, no assurance can be given that we will continue to qualify as a "domestically controlled REIT." If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax, possible withholding tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price. In addition, if we are not a "domestically controlled REIT," distributions in excess of our current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

OTHER TAX CONSIDERATIONS

     EFFECT OF TAX STATUS OF THE OPERATING PARTNERSHIP ON REIT QUALIFICATION. All of our investments are through the Operating Partnership. We believe that the Operating Partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the Operating Partnership were to be treated as an association taxable as a corporation, we would cease to qualify as a REIT. Furthermore, in such a situation, the Operating Partnership would be subject to corporate income taxes and we


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would not be able to deduct our  share of any losses generated  by the Operating
Partnership in computing our taxable income.

     TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the Operating Partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the depreciable lives of the contributed Properties. However, because of certain technical limitations, the special allocation rules of
Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all Properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the Properties at their agreed value.

     Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The Operating Partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the contributed Properties.

     STATE AND LOCAL TAXES. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in our Common Stock.

     POTENTIAL LEGISLATIVE ACTION REGARDING REITS. On February 2, 1998, the Clinton Administration released a summary of its proposed budget plan which contained several proposals affecting REITs. One such proposal, if enacted in its present form, would prohibit a REIT from holding securities representing more than 10% of the value of all classes of stock of a corporation, other than a qualified REIT subsidiary or another REIT. Although our existing stock interest in the Management Company may be grandfathered under such proposal, the Management Company would be prohibited from acquiring substantial new assets or engaging in a new trade or business. If enacted in its present form, the proposal may limit the future activities and growth of the Management Company. No prediction can be made as to whether such proposal or any other proposal affecting REITs will be enacted into legislation and the impact of any such legislation on our operations.

                                  LEGAL MATTERS

     Rogers & Wells LLP, New York, New York will pass upon the validity of the Securities offered by this Prospectus, as well as certain legal matters described under "Federal Income Tax Considerations." If the validity of any Securities is also passed upon by counsel for any underwriters, dealers or agents of an offering of those Securities, that counsel will be named in the Prospectus Supplement relating to that offering. Rogers & Wells LLP will rely as to certain matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.


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                                     EXPERTS

         The consolidated financial statements and the related financial statement schedules of American Real Estate Investment Corporation and subsidiaries incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods indicated in their reports and are incorporated by reference herein, and have been so incorporated in reliance upon the authority of said firm as experts in giving said reports.


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                                  33,545 Shares



                             KEYSTONE PROPERTY TRUST


                                  Common Shares





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                              PROSPECTUS SUPPLEMENT

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                                January 14, 2000